EXHIBIT 10.4

Fee for Service Agreement

This Agreement (the “Agreement”) by and between The Curators of the University of Missouri on behalf of the University of Missouri–Columbia with its principal offices at 310 Jesse Hall, Office of Sponsored Programs Administration, Columbia, Missouri 65211-1230 (“University”) and Evolutionary Genomics, Inc., with its principal offices at 1801 Sunset Place, Longmont CO 80501 (“Client”), is made under the following terms:

ARTICLE 01.  STATEMENT OF WORK

The University will undertake the Client’s project entitled “Development of transgenic soybean (Glycine max) with candidate genes for SCN resistance” under the direction of Dr. Zhanyuan J. Zhang, the College/School of Agriculture, Food, and Natural Resources, Division of Plant Sciences, at the University of Missouri–Columbia, substantially in accordance with the proposed program and toward the goals set forth in the service proposal (attached hereto as Attachment A and hereby made a part of this contract). The respective contributions of University and Client are described in Attachment A.  This Contract and Attachment A describes the expected statement of work. The term of this Contract begins when the University has received the plasmid constructs, DNA source materials, and other essential information on construct constructions from the Client (the “Start Date”). The statement of work may be amended prior to the Start Date.  If the University and Client cannot reach an agreement as to the amendment, then the Contract may be terminated by either party without any payment liability. Any change in the scope of work after the Start Date must be approved in writing by both the University and Client.  It is emphasized that this project is for research purposes only, i.e., testing the functions of the candidate genes for the proof of concept.

ARTICLE 02.  PERIOD OF PERFORMANCE

The term of this Contract begins when the University has received the plasmid constructs, DNA source materials, and other essential information on construct constructions ("Client’s Materials") from Client (the "Start Date"), which Start Date will be confirmed by the University in writing (which may be by e-mail), and will continue through the date the University completes the tasks set forth on, and as indicated in the “time-table for milestone work” on Attachment A, unless otherwise amended or extended by mutual written agreement of the parties.

ARTICLE 03.  PROJECT COSTS/AWARD

It is agreed that the total project cost paid by the Client for this Contract shall be $213,020 unless changed by written amendment to this Contract.  The University’s budget for the period is set forth in Attachment A.

ARTICLE 04.  INVOICE SUBMISSION AND PAYMENTS

Upon the Start Date of this Contract, the University will invoice Client for the installments of the total project cost in accordance with the milestones described in Attachment A.  All invoices will be paid within 30 days of the date received by Client, and the reports pertaining to this Contract will be sent to Client at:

Evolutionary Genomics, Inc.

1801 Sunset Place, Longmont CO 80501

ATTN:  Dr. Walter Messier

Phone: (303) 862-3222 Ext. 302

Fax:  (303) 862-3225

Within ninety (90) days of the end of the Contract period, the University will provide Client with a final statement of expenditures, if Client will request.

All payments for effort under this Contract will be made to The Curators of the University of Missouri. Checks will be sent to:

University of Missouri AR

PO Box 807012

Kansas City, MO 64180-7012

ARTICLE 05.  TITLE TO EQUIPMENT

Title to all equipment, materials and supplies purchased under this Contract shall vest in the University at the time of acquisition of the items.

ARTICLE 06.  MATERIALS/RESTRICTIONS

Client shall provide to University certain materials, data and information proprietary to Client as specified in Attachment A (the “Materials”).  Upon receipt of the Materials, University will utilize its expertise and facilities to undertake the Project in accordance with the Research Plan.  University shall use the Materials solely for conducting the Project under this Contract and for no other purpose, including without limitation any commercial purpose or any research other than the Project.   University shall not sell, transfer, disclose or otherwise provide access to the Materials, any method or process relating thereto, any replicated forms, derivatives or descendants thereof, or any form of germplasm, plant or other materials containing the Materials (collectively “Plant Materials”), in whole or in part, or that resulted from the Project, or any material that could not have been made but for the foregoing to any person or entity without the prior written consent of the Client, except that University may allow access to the Materials to its employees, officers, and agents who require such access in order to conduct the Project and solely for purposes consistent with this Contract; provided that such employees, officers and agents are bound by agreement to retain and use the Materials in a manner that is consistent with the terms of this Contract.  When the Project is completed, University will return any remaining Materials and Plant Materials to the Client, or otherwise dispose of the Materials and Plant Materials as mutually agreed by the Client and University.  University’s use of the Materials and Plant Materials and performance of its activities under this Contract (including, without limitation, conducting the Project) shall at all times be in compliance with all applicable laws, rules and regulations.

ARTICLE 07.  DELIVERABLES/REPORTS

The University shall provide written progress reports (no more than 2 pages) to Client periodically during the term of this Contract and a final detailed written progress report, which shall be submitted within ninety (90) days after completion or termination of the Contract, whichever occurs first.  University shall also make reasonable commercial efforts to be available via teleconference to discuss program as needed.

ARTICLE 08. RECORDS

The University shall maintain research records and accounts necessary to assure proper documentation of the project and accounting of all project funds.  The service experimental records shall be available to Client or any of its authorized representatives during the period of this Contract, and for three (3) years after completion or termination of the project, whichever is later.  In the event of audit or dispute, records will be retained until resolution thereof.

ARTICLE 09. TERMINATION

The term of this Contract begins on the Start Date and will continue until the earlier of (a) the completion of the project, (b) termination prior to Start Date as described in Article 01 or (c) termination in accordance with this Article. This Contract may be terminated with cause, by Client upon 30 days prior written notice to the other party. This Contract may be terminated by University only for Cause.  Cause for the University means the loss of key staff members and the unavailability of replacements. Upon receipt of notice of termination, the University shall make every effort to reduce or cancel outstanding commitments and shall incur no additional expenses. Client shall reimburse the University for expenses incurred up to the date of termination, including uncancellable obligations and reasonable termination costs, but in no event will such costs exceed the total project cost set forth in this Contract.  However, University shall reimburse to Client any amounts paid in advance by Client for work that was not performed as a result of such termination.  The extent of the parties’ reimbursement obligations will be based on the experimental records and accounts of project funds described in Article 07.

A party may terminate this Contract by the delivery of written notice to the other party if the other party materially breaches this Contract and does not cure the breach, if curable, to the reasonable satisfaction of the non-breaching party no later than 10 days after the non-breaching party delivers the written breach notice to the breaching party.  Unless otherwise specified in the breach notice, or unless the non-breaching party has cured the breach, the termination is effective 11 days after the date of the non-breaching party's breach notice.

Expiration or termination of this Contract shall not relieve the parties of any obligation accruing prior to such expiration or termination.  Article 8, 10, 11, 12, 13, 14, 18, and 19 shall survive any expiration or termination of this Contract.

ARTICLE 10. PUBLICATION

The University shall not publish or otherwise disclose the results of any research performed under this Contract without providing Client sixty days for the opportunity to give written review and comment.  Each of Dr. Zhang, his key staff and the University, reserve the right to co-publish the results of this research project with Client, if he and/or his key staff makes important intellectual contributions to this project and only after written review and comment from Client.  Any comments relating to the co-authorship shall be in writing. University shall consider in good faith any comments thereto provided by Client and shall comply with Client’s request to remove any and all Client Confidential Information from the proposed publication/presentation and if information about any Invention is requested to be removed, that shall only be until such time as protection for the Invention has been sought.

ARTICLE 11. PATENTS AND COPYRIGHTS/INVENTIONS AND RESULTS

(a) It is expressly agreed that neither Client nor the University transfers by operation under this Contract to the other party any patent rights, copyrights, or other proprietary rights either party owns or controls as of the Effective Date of this Contract.  University acknowledges and agrees that Client has, prior to the date of this Contract, identified the genes that are the subject of this Project prior to entering into this Contract.  Such genes shall constitute Materials for purposes of this Contract.  Client shall own and retain all right, title and interest in and to the Materials. Materials, Results (defined below) and Material Inventions (defined below) shall constitute Confidential Information of Client.

(b)  All ideas, inventions, techniques and other technology, whether or not patentable, and all associated intellectual property rights, that are created, generated, developed or discovered as a result of the performance of activities under this Contract shall be deemed “Inventions.”  Inventorship shall be determined in accordance with U.S. patent laws.

(c)  Client shall solely own any and all Inventions that (i) are improvements, modifications, derivatives or enhancements to the Materials, and/or (ii) incorporate, utilize or rely upon the Materials, and result from University’s activities under the Contract whether alone or jointly by employees or agents of both University and Client (“Material Inventions”).  University hereby agrees to assign all right, title and interest in and to Material Inventions to Client.

(d)  Other than Material Inventions, (i) each party shall solely own any Inventions created solely by its employees, agents, contractors or affiliates (“Sole Inventions”), and (ii) the parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one party together with employees, agents, contractors or affiliates of the other party (the “Joint Inventions”). Except to the extent University is restricted by the license and option granted to Client under this Contract, each party shall be entitled to practice, license, assign and otherwise exploit the Joint Inventions without the duty of accounting or seeking consent from the other party.

(e)  University hereby grants to Client (i) a worldwide, royalty-free, irrevocable, fully paid-up, non-exclusive license to University’s Sole Inventions, and all intellectual property rights therein, for internal research and development purposes, and (ii) a six (6) month exclusive option period (to begin from Client’s receipt of the written Results or written disclosure of Sole Inventions and/or Joint Inventions, whichever occurs last) to obtain an exclusive, worldwide, royalty-bearing license to University’s Sole Inventions and University’s interest in Joint Inventions for research, development, manufacturing and commercial purposes for any and all fields of use (as determined by Client). Should Client exercise such option within this six (6) month period, a reasonable and customary royalty rate will be negotiated together with the other terms and conditions of the exclusive license. Client acknowledges that University’s Sole Inventions and Joint Inventions may be subject to rights of the U.S. Government pursuant to Title 35 Sections 200-204 of the United States Code and regulations promulgated thereunder, as applicable.

(f)  All data, results and information generated from or resulting from use of the Materials hereunder and/or performance of the Project (the “Results”) shall be owned by Client and University hereby assigns all of its, and its employees’, agents’, contractors’ and affiliates’ right, title and interest in and to such Results to Client.

(g) University shall promptly disclose to the Client all Results and Inventions. University also shall ensure that any employees, agents, contractors and affiliates of University that receive the Materials as permitted above or otherwise participate in the Project hereunder agree to assign, and assign, to University all Results and Inventions made or generated by such employees, agents, contractors or affiliates.

ARTICLE 12. CONFIDENTIAL INFORMATION

During the term of this Contract and for a period of six (6) years thereafter, the University and Client (each a “Recipient”) shall use their best efforts to protect the confidentiality of, and keep confidential, all confidential and proprietary information provided by the other party (the “Disclosing Party”) hereunder (whether in written, oral or other tangible form, and identified in writing as confidential and proprietary or a person would reasonably understand to be confidential in nature (whether or not marked as such), and any Invention that is developed as a result of the Project conducted under this Contract (collectively the foregoing information with respect to a Disclosing party, “Confidential Information”).  The Recipient (i) shall not disclose to any third party, or use, such Confidential Information except as permitted under this Contract, (iii) shall use the Confidential Information of the Disclosing party only for the purposes expressly permitted by this Contract, and (iii) without limiting the generality of the foregoing, shall not use the Confidential Information of the Disclosing Party for the research, development or commercialization of products.

This obligation of confidentiality shall not apply to information which (a) is or becomes known publicly through no fault of the other party; (b) is obtained or learned by the receiving party from a third party entitled to disclose it free of a duty of confidentiality; (c) is already known to the receiving party free of a duty of confidentiality at the time of disclosure, as shown by the receiving party’s prior written records; or (d) is independently developed by the receiving party without access to or use of Disclosing party’s Confidential Information provided hereunder.

Confidential Information of the Disclosing party may be disclosed by the Recipient to employees, agents or consultants of the Recipient, but only to the extent required to accomplish the purposes of this Contract. The Recipient shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents and consultants do not disclose or make unauthorized use of the Disclosing party’s Confidential Information.

The Recipient shall be permitted to disclose the Disclosing party’s Confidential Information solely to the extent that such disclosure is required by law or by order of any court or governmental authority, provided, however, that the Recipient shall first have given advance notice to the Disclosing party so as to permit the Disclosing party to attempt to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or for such other legal requirement, and that the Recipient cooperates with the Disclosing party in such efforts.

The Recipient agrees to return all copies and the original of any such Confidential Information upon expiration/termination of this Contract and/or the request of the Disclosing party, except that the Recipient may retain one (1) archival copy of such Confidential Information for the sole purpose of determining its obligations hereunder.

ARTICLE 13. PUBLICITY / USE OF UNIVERSITY NAME

Client will not use directly or by implication the name of the University or the name of any member of the University’s technical staff working on this research project (other than information/data in deliverables, which may be disclosed by Client) for any product promotion or commercial publicity or advertising purposes, nor in any way the aims, policies, programs, products, or opinions of the Client without the prior written approval of the University; however, the Client or a third party may identify the University as the site where the research was conducted.

ARTICLE 14. NOTICES

All notices required by this Contract shall be made in writing and sent prepaid by certified mail.  For purposes of this Contract, the addresses of the parties are as follows:

University:

(Technical) Dr. Zhanyuan Zhang

Director and Research Associate Professor

University of Missouri–Columbia

1-33 Agriculture Building

Columbia MO, 65211-1230

Email: ZhangZh@missouri.edu

Phone:  573-882-9592

Fax:  573-882-1469

(Business) Jamie Szabo, Financial Officer Office of Sponsored Programs Administration University of Missouri–Columbia

310 Jesse Hall

Columbia, Missouri 65211-1230

Email: grantsdc@missouri.edu

Phone: 573/882-7560

Client:

(Technical) Evolutionary Genomics, Inc.

1801 Sunset Place, Longmont CO  80501

ATTN: Walter Messier, Ph.D.

Phone: (303) 862-3222 Ext. 302

Fax:  (303) 862-3225

(Business) Steve Warnecke

Evolutionary Genomics, Inc.

1026 Anaconda Drive

Castle Rock, CO 80108

Email:  warnecke@comcast.net

Phone:  (303) 513-3510

ARTICLE 15. RELATIONSHIP OF PARTIES

The relationship of the University to Client shall be that of an independent Facility and nothing contained in this Contract shall be construed to create the appearance of an employer/employee relationship.  The University shall have no authority to represent itself as an agent of Client or to bind Client for any obligation or expense not specifically stated in this Contract.

ARTICLE 16. ASSIGNMENT

Except as provided below, this Contract shall not be assigned by either party without the prior written approval of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that Sponsor may assign this Contract without such consent to any of its affiliates, to any purchaser of all, or substantially all, of its assets to which this Contract relates, or to any successor corporation resulting from any merger, consolidation, share exchange, or other similar change of control transaction.  Any purported assignment of this Contract in contravention of this Article 16 shall be null and void. The parties’ rights and obligations under this Contract will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns.

ARTICLE 17.  CONTRACT MODIFICATION

Any agreement to change the terms of this Contract (including any change to Attachment A) in any way shall be valid only if the change is made in writing and signed by the authorized representatives of the parties. No oral agreements or conversation with any officer or employee of either party shall affect or modify any of the terms and conditions of this Contract.

ARTICLE 18. INDEMNIFICATION

Client shall indemnify, defend and hold harmless the University, its employees, officers and agents from any and all liability, loss, damage and expenses (including attorneys’ fees) they may suffer as a result of third party claims, demands, costs or judgments which may be made or instituted against any of them by reason of personal injury (including death) to any person or damage to property arising out of the negligence or willful malfeasance by Client. Any such liability, loss or damage resulting from negligence or willful malfeasance by the University, its employees, officers and agents is excluded from this agreement to indemnify, defend and hold harmless.

ARTICLE 19. APPLICABLE LAW

This Contract shall be governed by the laws of the State of Missouri.

ARTICLE 20.  USE OF PURCHASE ORDER

Client hereby agrees that, should Client use a purchase order to fund this Contract, any terms and conditions contained in the purchase order shall be considered deleted and not applicable for purposes of this Contract.

ARTICLE 21. ENTIRE CONTRACT

This Contract and attachments hereto contain the entire agreement between the two parties. In the event of any conflict with the terms of Attachment A and the terms of the Contract, the terms of the Contract will control. This Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 22.  DISCLOSURE

Client and the University understand that University will follow its Conflict of Interest procedure with respect to this agreement.  Client will have the opportunity to review any description of this project prior to conflict publication.

FOR THE CURATORS OF THE

FOR THE CLIENT

UNIVERSITY OF MISSOURI

By: Karen M. Geren

By: Steve B. Warnecke

Title: Submissions Specialist, OSPA

Title: CEO

Date:

Date:

MU Project No. 00048381

Schedule A

Work Order

Related to Fee for Service Agreement

Between University of Missouri - Columbia and Evolutionary Genomics, Inc.

Effective Date of _November 1, 2014

NOTE:  In the event of any conflict with the terms of a Work Order and the terms of the Agreement, the terms of the Agreement will control.

SCOPE OF WORK / BUDGET

Title of the Service Project

Development of transgenic soybean (Glycine max) with candidate genes for SCN resistance

Overall goals:

To develop transgenic soybean events carrying genes of interest for soybean cyst nematode resistance analysis

The specific objectives of this project are to:

Assemble transgene expression cassettes including promoter, gene, and terminator and clone them into the Plant Transformation Core Facility (hereafter call “Facility”) standard binary service vector, resulting in a total of 6 different constructs.

Produce and identify 4 to 6 events (average 5) from reach of six constructs with at least 100 seeds per event, provided that the genes of interest do not have negative impact on plant transformation and regeneration and seed production as well as transgene inheritance.

Analyze primary (T0) transgenic soybean plants using herbicide leaf-painting, Southern blot analysis and real-time PCR.

Analyze progeny plants (T1) of primary transgenic plants using leaf-painting to determine transgene inheritance and estimate the number of transgene loci. Three lines of each T0 event that has passed the transgene will be analyzed by real-time PCR to confirm transgene expression. Then, 10 progeny plants of each event carrying transgene will be advanced to T2 seeds.

Analyze T2 plants from each of the 10 T1 lines to identify at least 1 homozygous line for each event using leaf-painting. This homozygous line will be advanced to T3 seeds. If an extra homozygous line could be obtained out of 10 T1 lines, it would be kept as a backup and advanced to T3 seeds.

In case the selectable marker gene, bar, is suppressed to such a level that progeny analysis by leaf painting would not be feasible, PCR would be used to determine the segregation to identify the T2 homozygous lines.

Methods:

Construct designs:

The Client will provide gene sequences of interest within a cloning vector will allow one step cloning of assembled cassette into the Facility’s binary vector. All genes of interest are listed in Appendix A. In case such one-step cloning won’t be possible and need either PCR-amplification or synthesis of genes of interest, the associated charge including labor and supplies will be applied to the Client second payment (additional to the payment for the Final Milestone), upon written request from the Facility.

Mobilization and confirmation of constructs:

The six constructs will be mobilized into Agrobacterium tumefaciens and verified for their integrity by plasmid rescue and restriction enzyme digest.  This stage is an important first step to warrant a successful transformation.

Development of transgenic soybean events and transformation system:

After the integrity of these constructs has been confirmed within the Agrobacterium the Facility will start transformation experiments as outlined in the time-table for milestone work weekly until the expected number of experiments are started. Facility will deploy the constructs in an order according to Client priority rank (Appendix A), or the cloning outcome (first come first serve) to avoid service project delay. Facility will use soybean genotype “Magellan” as transformation material and will employ its most recent Agrobacterium tumefaciens-mediated soybean transformation system (Zhang et al., unpublished) to develop transgenic soybean events. This system was derived from the protocols described previously (Zhang et al., 1999, Plant Cell, Tissue, and Organ Culture 56:37-46; Ohloft et al., 2003, Planta 216:723 – 735; Zeng et al., 2004, Plant Cell Reports 22:478-482) and is now capable of delivery foreign genes into various soybean genotypes. The time frame for each independent experiment from the start to the T1 seed harvest is about 9 to 11 months, dependent on the plant growing seasons and the impact of the transgene on plant growth and development.

Experimental design and deliverables:

A series of coordinated, consecutive transformation experiments will be conducted to generate the desired transgenic events. Based on Facility’s previous experience, an empty construct will be required side by side with the constructs carrying the genes of interest in some transformation experiments to help evaluate the impact of the genes of interest on SCN resistance, and/or plant transformation and regeneration process, as well as transgene inheritance. Thus, for each independent experiment, when desired, at least two constructs may be deployed side by side, of which one is empty control and the other 1 or 2 carry genes of interest.  Each independent experiment will start with 400 explants and multiple independent experiments will be started for the six constructs. Based on previous experience with the Facility binary construct backbone, this should generate sufficient number (4 to 6) of T0 primary transgenic events per construct successfully transferred to the greenhouse. We anticipate an average of at least 100 seeds per event. The time frames for the milestone work are listed below and require a good coordination between Client and the Facility.

For herbicide screen leaf-painting, glufosinate solution (100mg/L or higher) will be applied to young, fully-expended leaves of young plants and results will be taken 5-7 days afterwards. For Southern blot analysis, young, fully-expended leaves of young plants will be sampled. CTAB genomic DNA extraction protocol or commercial kits will be used and genomic DNA will be cut with the restriction enzyme that will cut only once within the T-DNA, allowing to identify the number of transgene loci. Radiative P-32 will be used to label the probe to detect transgene insert.

For real-time PCR, primers will be designed based on the sequences provide by Evolutionary Genomics, Inc. Reference gene suitable for transcript analysis of various soybean tissues will be 60s/ELF1b or equally effective alternative reference gene.

For progeny analysis to determine transgene inheritance, segregation ratio, and identify homozygous lines, at least 18 progeny plants from each parental line will be analyzed by herbicide screen. If no segregation in T2 plants of T1 parental lines is found, additional 80 T2 plants of each line will be analyzed by the leaf-painting to confirm the homozygocity. At least one homozygous T2 line per event will be advanced to T3 seeds for down-stream SCN assays by another lab. We anticipate average of at least 100 T3 seeds (lines) of each event will be available for SCN assays.

Staff and Facility Resources

The Facility has the capacity to complete this project. For this project one post-doctoral associate who is skillful in molecular biology study including project needed molecular bench work, one full-time Research Specialist who specializes in soybean transformation and one greenhouse manager who specializes in greenhouse management, plant care, and progeny segregation analysis will contribute to this project to secure the success. Located in the Sears Plant Growth

Facility greenhouse, the facility has spacious growth rooms, culture incubators, and greenhouse room that are specifically assigned for soybean and other crop tissue culture and greenhouse growth.

Time-table for transformation work (excluding cloning work and progeny analysis)

	Earliest delivery	Latest delivery
Task Name	in weeks	in weeks
Total time from transformation of soybean cot-node to T3 seeds	80	117
Seed germination	1	1
Co-cultivation	1	1
Shoot induction	4	4
Shoot elongation	6	16
Rooting	3	6
Acclimatization	3	4
Greenhouse	17	24
Harvest T1 seeds	1	1
T1 analysis and harvest T2 seeds	22	30
T2 analysis and harvest T3 seeds	22	30
Delivery of T3 seeds to SCN team (Final Milestone)

It is difficult to predict how long it will take to complete cloning work at this time. However, if only one-step simple cloning would be required, it should be done within 3 months.

Continued from the last step of the above table, it will take average 5 months from planting T1 seeds to harvesting T2 seeds. Then, 1-2 months “drying seeds” will be needed to secure T2 seed germination for progeny test. Next, it will require another average 5 months to obtain T3 seeds while T2 homozygous lines of T1 lines of each T0 events will be identified. In total, at least one year will be needed from planting T1 seeds to harvesting T3 seeds.

Budget (milestone payments):

Client will pay Facility a total of US$213,020 for the Work Plan based on successful completion of the milestone. Upon full execution of this Agreement, the University on behalf of Facility will invoice Client  in accordance with the following schedule and for the stated amounts:

$127,812

(60% of total expenses) Upon the start date of the designated project or upon full execution of this Contract, whichever is later.

$85,208

(40%) Final Milestone: At least average 100 T3 seeds of no less than one homozygous line per event from each construct will be delivered (e.g., to Dr. Henry Nguyen’s lab).  When a large percent of primary transgenic events showed susceptible to leaf-painting, suggesting that gene of interest suppresses the bar gene, Southern blot data on T0 and PCR data on T1 showing the presence of the transgenes will be used as a valid confirmation evidence. The Final Milestone will still be met when the empty control construct shows normal transformation rate and inheritance whereas the transgene of interest adversely affects selectable marker gene bar expression, plant transformation and/or regeneration, causing unusual lower rates of positive T0 transgenic events. In this event, if Client would need Facility to re-do the transformation experiments to obtain expected number of events, Client will pay the Facility extra labor and supplies based on the budget proposed by the Facility. The budget calculation will be based on the cost of labor and supplies as well as indirect cost, instead of the event production.

Payment will be made within 30 days of invoice.

Within ninety (90) days of the end of the Contract period, Facility will provide Client with a final written report containing the following information pertaining to the conduct of this Work Order:

•

Protocols used for: vector mobilization in Agrobacterium, Agrobacterium preparation, seed germination and explant preparation, Agrobacterium infection and co-cultivation, shoot induction, shoot elongation and rooting, greenhouse growth conditions and seed collection.

•

Metrics collected for each construct; total cot-nodes treated, total explants lost to contamination, total regenerating explants, total rooted lines sent to the greenhouse, average seed set per plant and frequency of soybean escapes or chimeric plants.

In the event that the gene of interest does reduce the transgene inheritance, leading to the reduced transgenic T0 events that can pass the transgene to the progeny, Client will pay the amount of fund to the Facility according to the inheritance scenario table and associated payment amount below. Such inheritance problem can be determined in the progeny segregation analysis of T0 events.

Transgene inheritance scenarios:

Number of SCN races to test	3
Average number of T0 events per construct passes genes to T1	3	4	5
Grand total	$138,642	$175832	$213020

AGREED TO AND ACCEPTED BY:

University of Missouri - Columbia

Evolutionary Genomics, Inc.

By: ______________________________

By: ______________________________

Name: Karen M. Geren

Name: Steve B. Warnecke

Title:

Authorized Signer,Grants and Contracts

Title:  CEO

Date: ______________________________

Date: ______________________________

[In Duplicate]

MU Project ID 00048381

Appendix 1: Constructs carrying genes for functional analysis

Construct number		Target Trait(s)
1	EG261pesca	SCN resistance
2	EG261tomen	SCN resistance
3	EG19micro	SCN resistance
4	EG19tomen	SCN resistance
5	EG261pesca/EG19tomen	SCN resistance
6	EG19synthetic	SCN resistance
7
8
9